Exhibit 99.1

December 21, 2007

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA 01876

Dear Board Members:

Now that we have completed the task of finding an outstanding CEO, and as we begin a new chapter for Avid, it is a particularly appropriate time for me to move to my next set of challenges as well.  As such, I hereby tender my resignation to the Board, effective immediately.

We have accomplished much together in my seven years on the Board, and I believe that Avid is poised to accomplish even more.  Avid continues to lead in its core markets, is sound financially, has innovative technology, and great employees.  The company has many opportunities ahead and as we have discussed in the past, this is a good opportunity to bring in new Board members with different perspectives.

I will continue to value the relationships I have built with the Board and with the management team of Avid, and I’m grateful for the experiences I have had in being part of the Avid family.  As a former Board member and ongoing shareholder, I wish you all the best of luck.

Sincerely,

/s/ Pamela F. Lenehan

Pamela F. Lenehan